JOHN HANCOCK ADVISERS, LLC

601 Congress Street

Boston, MA 02210-2805

January 22, 2010

John Hancock Equity Trust

601 Congress Street

Boston, MA 02210-2805

Ladies and Gentlemen:

In connection with the liquidation of the assets of John Hancock Small Cap Fund (the “Fund”), and the contemplated termination of the Fund’s legal existence, all pursuant to an Agreement and Plan of Reorganization dated January 14, 2010, we hereby agree with you that the Investment Management Contract, dated December 3, 2004, between John Hancock Advisers, LLC and John Hancock Equity Trust is terminated with respect to the Fund as of the close of business today, and we and you waive the notice provisions contained therein.

Very truly yours,

JOHN HANCOCK ADVISERS, LLC

By:    /s/Michael J. Leary

            Michael J. Leary

            Vice President

Accepted and agreed to:

JOHN HANCOCK EQUITY TRUST,

on behalf of its series, JOHN HANCOCK SMALL CAP FUND

By:    /s/Keith F. Hartstein

            Keith F. Hartstein

            President and Chief Executive Officer